Exhibit 99

GE Delivers First-Quarter Earnings of $.32 Per Share,
With Revenues Up 10% and Cash Flow Up 67%

     Fairfield, Conn., April 8, 2004 – GE's first quarter 2004 earnings were $3.2 billion, or $.32 per share, up 1% over first quarter 2003 earnings before the effect of a required accounting change, the Company announced today. Excluding non-cash earnings from GE's U.S. pension plans and Energy, which entered the final year of lower earnings from declining gas turbine sales, earnings increased 16%.

     "Once again GE delivered excellent operating performance, with cash from operating activities growing 67% and nine of our 11 businesses contributing double-digit improvements to earnings," said GE Chairman and CEO Jeff Immelt. "In addition, total industrial orders for the quarter grew 20%, building on our fourth-quarter momentum. With first quarter results coming in at the top of our range, and second quarter operations on track to do the same, we feel very good about 2004.

     "We continued to make great progress on our growth initiatives in the quarter," Immelt said. "Orders for services grew 8%; our growth platforms increased revenues 29%; we continued to grow globally; and our investments in technology continued to pay off in important customer wins, including Boeing's selection this week of our GENX engine to power its new 7E7 Dreamliner aircraft. I'm very proud of the entire Aircraft Engines team.

     "During the quarter, we also made excellent progress on the transformation we started last year to expand our growth rate and increase returns," Immelt said. "This morning we completed our acquisition of Amersham, which will be combined with our medical business to form the industry's most comprehensive healthcare diagnostics company. Next month we expect to complete NBC's merger with Vivendi Universal Entertainment and Genworth Financial's initial public offering. These actions, and the continuing strength of the balance of our businesses, position us for double-digit earnings growth in 2005."

     GE will discuss results on a conference call and Webcast at 8:30 a.m. EDT today. Call information and related charts are available at www.ge.com/investor.

First Quarter 2004 Financial Highlights

  Earnings were $3.240 billion in first quarter 2004, up 1% from last year's $3.214 billion before the effect of a required accounting change in 2003. Earnings per share were $.32 in both years. Nine of GE's 11 businesses – Advanced Materials, Commercial Finance, Consumer Finance, Consumer & Industrial, Equipment & Other Services, Healthcare, Infrastructure, NBC and Transportation – contributed double-digit improvements to earnings.

  Revenues were $33.4 billion, 10% higher than last year's $30.5 billion. Industrial sales increased 6% to $16.7 billion. Excluding Energy, industrial sales were up 12%. Financial Services revenues of $16.9 billion were up 14% over last year.

  Cash generated from GE's operating activities was $2.6 billion, up 67% from last year's $1.6 billion. While the improvement reflects some unusual items - like a $200 million special dividend from GE Capital Services – the company's ongoing focus on working capital and cash management lead GE to expect 10-15% growth in cash from operating activities for the full year.

  Net earnings were $3.240 billion in first quarter 2004, up 8% from $2.999 billion in first quarter 2003, when the company recorded a non-cash transition charge of $215 million ($.02 per share) for the cumulative effect of a required change in accounting for asset retirement obligations.

     "The GE team is doing a great job of executing this year," Immelt said. "We are delivering excellent performance to customers and shareowners, and we are building new high-growth platforms and driving growth initiatives. We have the businesses and teams in place to achieve long-term growth with high returns."

First Quarter 2004 Business Highlights

Healthcare

  Increased total orders 15% over first quarter 2003 to $2.4 billion, highlighted by growth of 22% in Ultrasound orders to nearly $200 million and 48% growth in PET (positron emission tomography) orders, to more than $100 million.
  Increased China orders 15% over last year to $120 million, with strength in all modalities.
  Grew global services orders 11% over last year to $1.2 billion, led by strong increases in core services in Europe and Asia.
  Ended the quarter having shipped in just eight months since product launch more than 100 Discovery ST™ systems, which use PET technology to image the body's metabolic activity while CT (computed tomography) captures anatomical information.
  Received clearance from the U.S. Food and Drug Administration for the GE Lightspeed® VCT system, which uses breakthrough 64-slice detector technology that enables high-resolution imaging of organs in one second and the whole body in less than 10 seconds.

Transportation

  Received aircraft engine, locomotive and services orders in the quarter totaling $3.5 billion, up 16% over first quarter 2003, including $2.9 billion in engine and services orders, up 14%, and $620 million in locomotive and services orders, up 28%.
  Completed U.S. and European certification of the GE90-115B-powered Boeing 777-300ER, with delivery of the first aircraft to Air France scheduled for April 2004.
  Shipped 11 GE Evolution Series™ pilot locomotives. To date, the cleanest locomotives on the rails have logged more than one million miles and the equivalent of 12 years of testing.
  Powered the first test flight of the Embraer 190 regional jet with the CF34-10 regional jet engine. Certification and the first deliveries, to JetBlue, are scheduled for 2005.
  Formed an alliance with Honda to manufacture, service and sell engines for a new class of small aircraft known as "microjets."

Energy

  Signed new contractual services agreements totaling more than $650 million, increasing the number of gas turbines and sites covered by 11% and 12%, respectively, over first quarter 2003.
  Received a commitment from Taiwan Power Company for 26 1.5-megawatt units for Taiwan's first large-scale wind project, and orders for 100 1.5-megawatt wind turbines, including 39 for Cefn Croes in the United Kingdom; 19 for Japan Wind Development Company, Ltd.; 10 for Airtricity for installation in Gartnanean, Ireland; and 30 for two projects in France that together will increase France's capacity for wind electricity by nearly 20%.
  Shipped 36 heavy-duty gas turbines from Greenville, S.C. and Belfort, France, compared with 54 in first quarter 2003.
  Received a $200 million contract from Qatar Petroleum and ExxonMobil to supply turbocompressors for the Qatargas II LNG Expansion Project, the world's largest liquefied natural gas project.
  Agreed to form a joint venture with Harbin Power Equipment Company to provide repair and field services for heavy-duty GE gas turbines in China. Power generation equipment orders from China in the first quarter included 10 gas turbines and six steam turbines.
  Announced agreement to acquire the assets of Astropower Inc., a leading manufacturer of solar electric power products, adding solar power to its portfolio of renewable energy options.

Commercial Finance
  Acquired 97% of the outstanding shares of Sophia, the fourth-largest listed real estate company in France, with $4.6 billion in assets including $3.8 billion in owned real estate (190 properties, primarily in Paris) and $800 million in lending assets (716 contracts
  Completed the acquisition of most of Transamerica's commercial finance divisions, adding approximately $8.5 billion in managed assets; expanding finance offerings to manufacturers and dealers of industrial, consumer and recreational products; and enhancing leasing and commercial loan financing in equipment, real estate and international structured finance.
  Ended the quarter with no Aviation Services aircraft on the ground, and delivered the first of Embraer's new 170 model regional jets to lease customers LOT Polish Airlines and US Airways, as well as two new Boeing 737-800 aircraft to new customer Shanghai Airlines.
  Acquired HPSC, the nation's leading provider of financing for physician and dental practices, adding $700 million in assets and entering an $18 billion financing segment.
  Provided $130 million in financing to CNL Retirement Properties, Inc., a leading real estate investment trust in the senior housing industry.

Consumer Finance

  Completed the acquisitions of RSGB in France and Orient Consumer Credit in Singapore, adding more than $800 million of assets and expanding Consumer Finance's presence in growing markets for secured debt consolidation and the financing of used autos.
  Acquired a 50% interest in IFG Group, a leading Irish specialty finance company, enabling the creation of a debt consolidation business in that market.
  Acquired Cashworks, Inc., a leading provider of technology solutions for the non-bank financial services industry that adds a strong foundation in the Americas for fee-based Consumer Finance business.
  Launched a private-label credit card and pilot dual card product with ASDA, a 270-store Wal-Mart subsidiary and one of the U.K.'s fastest-growing chains.

NBC

  Won the February prime-time "sweeps" period in virtually all key demographic groups, including adults 18-49, in which NBC held a 14% lead over the nearest competitor, as well as women 18-49 and women 25-54.
  Featured the top two prime-time comedies among adults 18-49 (Friends and Will & Grace), the top first-year program (The Apprentice), the top first-year drama (Las Vegas) and five of the top eight dramas (ER, Las Vegas, Law & Order, Law & Order: Special Victims Unit and Crossing Jordan).
  Continued the longstanding No. 1 rankings of The Tonight Show with Jay Leno and Late Night with Conan O'Brien; signed Jay Leno through the end of 2009.
  More than doubled Bravo's first-quarter prime-time viewers among adults 18-49 and adults 25-54 over first quarter of last year.
  Increased Telemundo's weekday prime-time ratings 59% over first quarter 2003 among adults 18-49 and registered increases in this demographic across all dayparts.
  Drove increases over fourth quarter 2003 of 65% and 16%, respectively, in CNBC's prime-time weekday viewing and MSNBC's prime-time ratings among adults 25-54.

Infrastructure

  Agreed to acquire InVision Technologies for approximately $900 million, which will significantly enhance GE's capabilities in explosive detection and security technologies serving airports, mass transportation systems, and other high-security installations.
  Received nearly $25 million in Security and Sensing orders from military, law enforcement and aviation customers to be used in anti-terrorist, homeland and force protection applications.
  Opened Water & Process Technologies' first manufacturing plant in China. The Wuxi facility blends water treatment chemicals for customers in the rapidly growing Asian market.
  Announced Water & Process Technologies equipment, treatment and services orders exceeding $30 million in annual revenues from key customers in the petrochemical, steel, high-technology manufacturing, consumer beverage and other industries.

Advanced Materials

  Continued to expand into new high-technology segments, including the use of GE Lexan® Illuminex™ diffuser film technology in liquid crystal displays for PDAs, flat-panel TVs, cell phones and cameras, and the use of GE Ultem® film technologies to provide high-temperature solutions for flexible printed circuits, electrical and electronic tapes and labels, insulation, shielding and sensors.
  Introduced new Lexan lipid- and gamma-resistant polycarbonate resins for medical devices in the blood, renal care and fluid delivery segments.
  Began shipments of Geloy XTW® resin for marine applications, replacing traditional fiberglass gel coatings for hulls.

Consumer & Industrial

  Increased unit sales of high-end Profile® and Monogram® appliances 20% and 11%, respectively, over first quarter 2003.
  Launched a new and improved line of ENERGY STAR-rated built-in side-by-side Monogram refrigerators; during the quarter, Consumer & Industrial was recognized as an ENERGY STAR Partner of the Year by the Department of Energy and the Environmental Protection Administration.

* * *

     GE (NYSE: GE) is a diversified technology and services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com.

Caution Concerning Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GE. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available in this press release.

Contact: General Electric, Fairfield
David Frail, 203/373-3387
david.frail@corporate.ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)

Three months ended March 31	2004	2003	V%	2004	2003	V%	2004	2003	V%

Revenues
Sales of goods and services	$17,110	$16,167		$16,680	$15,758		$576	$487
Earnings of GECS	-	-		1,845	1,670		-	-
GECS revenues from services	16,103	14,234		-	-		16,367	14,380
Other income	137	55		139	76		-	-

Total revenues	33,350	30,456	10%	18,664	17,504	7%	16,943	14,867	14%

Costs and expenses
Cost of sales, operating and administrative expenses	21,870	18,796		14,681	13,335		7,465	5,631
Interest and other financial charges	2,646	2,596		239	208		2,507	2,463
Insurance losses and policyholder and annuity benefits	3,588	3,985		-	-		3,624	3,985
Provision for losses on financing receivables	955	760		-	-		955	760
Minority interest in net earnings of consolidated affiliates	69	70		37	32		32	38

Total costs and expenses	29,128	26,207	11%	14,957	13,575	10%	14,583	12,877	13%

Earnings before income taxes and accounting change	4,222	4,249		3,707	3,929		2,360	1,990
Provision for income taxes	(982)	(1,035)		(467)	(715)		(515)	(320)
Earnings before accounting change	$3,240	$3,214	1%	$3,240	$3,214	1%	$1,845	$1,670	10%

Cumulative effect of accounting change	-	(215)		-	(215)		-	-

Net earnings	$3,240	$2,999	8%	$3,240	$2,999	8%	$1,845	$1,670	10%

Per-share amounts before accounting change
Diluted earnings per share	$0.32	$0.32	0%
Basic earnings per share	$0.32	$0.32	0%

Per-share amounts after accounting change
Diluted earnings per share	$0.32	$0.30	7%
Basic earnings per share	$0.32	$0.30	7%

Dividends declared per share	$0.20	$0.19

Dollar amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Condensed Statement of Financial Position
General Electric Company and consolidated affiliates

(Dollars in billions)	Consolidated		GE		Financial Services (GECS)

	3/31/04	12/31/03	3/31/04	12/31/03	3/31/04	12/31/03

Cash & marketable securities	$138.3	$133.4	$6.1	$2.0	$132.4	$131.6
Receivables	10.0	10.7	10.1	11.0	-	-
Inventories	9.0	8.8	8.8	8.6	0.2	0.2
GECS financing receivables	232.7	226.0	-	-	232.7	226.0
Plant & equipment	57.8	53.4	14.3	14.6	43.5	38.8
Investment in GECS	-	-	48.5	45.3	-	-
Goodwill & intangible assets	57.1	55.0	30.2	30.2	26.9	24.8
Other assets	157.2	160.2	30.2	30.4	131.4	133.1

Total assets	$662.1	$647.5	$148.2	$142.1	$567.1	$554.5

Borrowings	$312.7	$304.9	$10.6	$10.9	$303.5	$295.5
Insurance reserves	137.6	136.3	-	-	138.0	136.3
Other liabilities and minority interest	125.3	127.1	51.1	52.0	77.1	77.4
Shareowners' equity	86.5	79.2	86.5	79.2	48.5	45.3

Total liabilities and equity	$662.1	$647.5	$148.2	$142.1	$567.1	$554.5

Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Summary of Operating Segments
General Electric Company and Consolidated Affiliates

	FIRST QUARTER

(Dollars in millions)	2004	2003	V%

Revenues
Advanced Materials	$1,885	$1,676	12
Commercial Finance	5,391	4,776	13
Consumer Finance	3,589	2,759	30
Consumer & Industrial	3,097	2,892	7
Energy	3,865	4,376	(12)
Equipment & Other Services	2,010	964	F
Healthcare	2,495	2,140	17
Infrastructure	776	676	15
Insurance	5,953	6,368	(7)
NBC	1,582	1,471	8
Transportation	3,405	2,979	14
Corporate items and eliminations	(698)	(621)	(12)

Consolidated revenues	$33,350	$30,456	10

Segment profit (a)
Advanced Materials	$171	$122	40
Commercial Finance	955	870	10
Consumer Finance	602	546	10
Consumer & Industrial	149	128	16
Energy	650	898	(28)
Equipment & Other Services	(122)	(258)	53
Healthcare	339	306	11
Infrastructure	113	94	20
Insurance	410	512	(20)
NBC	394	343	15
Transportation	637	556	15

Total segment profit	4,298	4,117	4

GE corporate items and eliminations	(352)	20	U
GE interest and other financial charges	(239)	(208)	(15)
GE provision for income taxes	(467)	(715)	35

Earnings before accounting change	3,240	3,214	1

Cumulative effect of accounting change	-	(215)

Consolidated net earnings	$3,240	$2,999	8

(a) Segment profit always excludes the effect of principal pension plans and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; certain gains/losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how a particular segment management is measured - excluded in determining operating profit for Advanced Materials, Consumer & Industrial, Energy, Healthcare, Infrastructure, NBC, and Transportation, but included in determining net earnings for Commercial Finance, Consumer Finance, Equipment & Other Services, and Insurance.

Financial Measures That Supplement GAAP
General Electric Company and Consolidated Affiliates

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered "non-GAAP financial measures" under SEC regulations. Specifically, we have referred to:

  first quarter 2004 earnings growth, excluding the Energy business and non-cash earnings from U.S. pension plans in the first quarters of 2003 and 2004; and

  first quarter 2004 industrial sales growth, excluding the Energy business in the first quarters of 2003 and 2004

Reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures - reported earnings before accounting change and industrial sales - follow.

	FIRST QUARTER

(Dollars in millions)	2004	2003	V%

Earnings before accounting change	$3,240	$3,214
Less Energy earnings at 35% tax rate	404	576
Less Pension	4	202

Earnings excluding Energy and Pension	$2,832	$2,436	16

Industrial sales as reported	$16,680	$15,758
Less Energy sales	3,822	4,260

Industrial sales excluding Energy	$12,858	$11,498	12

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgements about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our first quarter 2004 earnings without the decline in sales of large gas turbines in the U.S. and decline in non-cash earnings from our U.S. pension plans. Similarly, we believe presentation of first quarter 2004 growth in industrial sales without the aformentioned decline in gas turbine sales is useful to investors.